QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.49

[CONFORMED COPY]

Term sheet dated the 16th October 2002

Negative pledge

The undersigned:

        SBS Broadcasting S.A., having its registered office in Luxembourg declares:

to hereby undertake, towards ING Bank N.V., which has its registered office in Amsterdam and a branch office in Amsterdam, Amstelplein 1, hereinafter referred to as the "Bank"

that as long as the Bank is or will be entitled to claim any amount from:
SBS Broadcasting B.V., having its registered office at Amsterdam or any third party that from time to time has acceded to the credit arrangement with the Bank dated the 16th October 2002, hereinafter both collectively and individually referred to as the "Borrower", on any grounds whatsoever, whether or not in current account and whether or not in the course of normal banking transactions,

A.
without the prior written consent of the Bank,

  —it will not in any way, in whole or in part, dispose of its present or future 100% shares, in Scandinavian Broadcasting System (SBS) Nederland B.V.;

Place	Date October 31, 2002

Signature	Signature

ING Bank N.V.	SBS Broadcasting S.A.
Amsterdam Branch:
/s/ W.G. van Wijgerden	/s/ Erik T. Moe
Attorney-in-Fact

QuickLinks

  Exhibit 4.49
  [CONFORMED COPY]